Exhibit 99.1

One Corporate Center                                                                                                      GAMCO Investors, Inc.
Rye, NY 10580-1422
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Robert S. Zuccaro
Executive Vice President and Chief Financial Officer
(914) 921-5088

For further information please visit
www.gabelli.com

GAMCO Announces Preliminary Results of Tender Offer for its 0% Subordinated Debentures

Rye, New York, July 3, 2012 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today the preliminary results of its tender offer (the “Offer”), commenced May 21, 2012 and amended and extended on June 19, 2012.  The Offer, as amended, was to purchase for cash the entire outstanding principal amount of its 0% Subordinated Debentures due 2015 (CUSIP No. 361438AA2) (the “Debentures”) at a price not greater than $870 nor less than $820, net to the seller in cash, without interest, per $1,000 principal amount of Debentures.  The Offer expired at 5:00 p.m., Eastern Time, on July 2, 2012.

Based on the preliminary count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the Offer, approximately $64,152,430 aggregate principal amount of Debentures were validly tendered and not properly withdrawn at or below the final purchase price of $870 per $1,000 principal amount of Debentures, including approximately $76,540 aggregate principal amount of Debentures that were tendered through Notice of Guaranteed Delivery.

The aggregate principal amount of Debentures validly tendered and not properly withdrawn is preliminary. This amount is subject to verification by Computershare and to the proper delivery of all Debentures validly tendered and not properly withdrawn (including Debentures tendered pursuant to guaranteed delivery procedures).  GAMCO will announce the actual aggregate principal amount of Debentures validly tendered and not properly withdrawn promptly after completion of the verification process.  It is anticipated that this announcement will be made on or about July 9, 2012.  Promptly after such announcement, Computershare will issue payment for the Debentures validly tendered and accepted under the Offer.

Please contact Morrow & Co., LLC, the information agent for the Offer, at (877) 815-6525 or GAMCO.info@morrowco.com with any questions regarding the Offer.

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GAMCO conducts its investment advisory business principally through: GAMCO Asset Management Inc. (Institutional and Private Wealth Management), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships). GAMCO also acts as an underwriter and provides institutional research through Gabelli & Company, Inc. its broker-dealer subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure in this press release contains some forward-looking statements. Forward-looking statements give our current intentions, expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. Although we believe that we are basing our intentions, expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual actions or results will not differ materially from what we currently expect or believe. We direct your attention to specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our intentions or expectations, or if we receive any additional information relating to the subject matters of our forward-looking statements.